EXHIBIT 2.2
                                                                  EXECUTION COPY

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                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT




                          dated as of February 29, 1996



                                      among



           BLACKSTONE CAPITAL PARTNERS II MERCHANT BANKING FUND L.P.,


                  BLACKSTONE OFFSHORE CAPITAL PARTNERS II L.P.,


                BLACKSTONE FAMILY INVESTMENT PARTNERSHIP II L.P.,


                           CHEMICAL EQUITY ASSOCIATES


                                       and


                             UCAR INTERNATIONAL INC.

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                                  TABLE OF CONTENTS


                                                                     Page

SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .   2

     1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2  Other Definitional Provisions; Interpretation . . . . . . .   4

SECTION 2.  TRANSFERS . . . . . . . . . . . . . . . . . . . . . . . .   5

     2.1  Limitations on Transfer . . . . . . . . . . . . . . . . . .   5
     2.2  Transfers to Affiliates . . . . . . . . . . . . . . . . . .   5
     2.3  Effect of Void Transfers  . . . . . . . . . . . . . . . . .   5
     2.4  Legends . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.5  Blackstone Drag-Along Rights  . . . . . . . . . . . . . . .   6
     2.6  Chemical Tag-Along Rights . . . . . . . . . . . . . . . . .   6

SECTION 3.  REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . .   7

     3.1  Blackstone Demand Registration  . . . . . . . . . . . . . .   7
     3.2  Piggy-Back Rights . . . . . . . . . . . . . . . . . . . . .   8
     3.3  Other Registration-Related Matters  . . . . . . . . . . . .   9
     3.4  Indemnification . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 4.  OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . .  13

     4.1  Affiliate Transactions  . . . . . . . . . . . . . . . . . .  13
     4.2  Voting Agreement  . . . . . . . . . . . . . . . . . . . . .  14
     4.3  Board Observer  . . . . . . . . . . . . . . . . . . . . . .  14
     4.4  Financial Information . . . . . . . . . . . . . . . . . . .  14
     4.5  Chemical Participation Rights . . . . . . . . . . . . . . .  14

SECTION 5.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  15

     5.1  Additional Securities Subject to Agreement  . . . . . . . .  15
     5.2  Termination . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.3  Injunctive Relief . . . . . . . . . . . . . . . . . . . . .  16
     5.4  Other Stockholders' Agreements  . . . . . . . . . . . . . .  16
     5.5  Replacement of Chemical Subscription Agreement  . . . . . .  16
     5.6  Amendments  . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.7  Successors, Assigns and Transferees . . . . . . . . . . . .  16
     5.8  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.9  Integration . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.10 Severability  . . . . . . . . . . . . . . . . . . . . . . .  18
     5.11 Counterparts  . . . . . . . . . . . . . . . . . . . . . . .  18
     5.12 Governing Law . . . . . . . . . . . . . . . . . . . . . . .  18

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
          AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, dated as of February 29, 1996, among Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership, Blackstone Family Investment Partnership II L.P., a Delaware limited partnership (collectively, "Blackstone"), Chemical Equity Associates, a California limited partnership ("Chemical"), and UCAR International Inc., a Delaware corporation (the "Company").

                                W I T N E S S E T H :

          WHEREAS, Blackstone and the Company are parties to the Stockholders' Agreement, dated as of January 26, 1995, as supplemented by the Supplement thereto dated as of January 26, 1995 and as amended by the First Amendment thereto dated as of July 31, 1995 ( the "Existing Stockholders' Agreement" ), originally among Blackstone, the Company and Union Carbide Corporation, a New York corporation ("Union Carbide").

          WHEREAS, the Company and Chemical are parties to, and Chemical has previously subscribed for shares of Common Stock pursuant to, the Common Stock Subscription Agreement, dated as of January 26, 1995 (the "Chemical Subscription Agreement"), pursuant to which Chemical was granted certain rights including "piggy-back" registration rights and "tag-along" rights relating to the sale of Common Stock and agreed to certain obligations including "drag-along" and voting obligations.

          WHEREAS, pursuant to the terms of the Existing Stockholders' Agreement, Union Carbide and Blackstone were granted certain rights, including demand registration rights, "drag-along" rights, "piggy-back" rights and "tag-along" rights, relating to the sale of Common Stock and agreed to perform certain other obligations.

          WHEREAS, in connection with the initial public offering of Common Stock in August 1995, Union Carbide sold all of the shares of Common Stock it then held, thereby terminating any rights and obligations of Union Carbide under the Existing Stockholders' Agreement.

          WHEREAS, pursuant to the terms of the Existing Stockholders' Agreement, Blackstone has requested, and the Company has agreed to, the filing of a registration statement or registration statements covering the sale of Common Stock by Blackstone, and certain other Selling Stockholders, including Chemical, have exercised their "piggy-back" registration rights under the Chemical Subscription Agreement and the Other Agreements.

          WHEREAS, the Company, Blackstone and Chemical have agreed to amend and restate the Existing Stockholders' Agreement, which amendment and restatement shall also replace in its entirety the Chemical Subscription Agreement.

          NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants  and
agreements herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, terms defined in the heading and the recitals shall have their respective assigned meanings and the following capitalized terms shall have the meanings ascribed to them below:

          "Affiliate" shall mean, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with such Person, or (ii) any director, officer, partner or employee of such Person or any Person specified in clause (i) above; provided, that officers, directors or employees of the Company or its Subsidiaries shall not be deemed to be Affiliates of Blackstone for purposes hereof solely by reason of being officers, directors or employees of the Company or its Subsidiaries.

          "Agreement"  shall  mean  this  Amended  and  Restated   Stockholders'
Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Blackstone Piggy-Back Shares" shall have the meaning set forth in Subsection 3.2(a).

          "Chemical Piggy-Back Shares" shall have the meaning set forth in Subsection 3.2(b).

          "Chemical Subscription Agreement" shall have the meaning set forth in the second recital hereto.

          "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

          "Existing Stockholders' Agreement" shall have the meaning set forth in the first recital hereto.

          "Indemnified Party" shall have the meaning set forth in Section 3.4.

          "Issuance" shall have the meaning set forth in Section 4.5.

          "Observer" shall have the meaning set forth in Section 4.3.

          "Other Agreements" shall mean each Management Common Stock Subscription Agreement (for Purchased Shares and Matched Shares), dated as of January 26, 1995, each between the Company and an employee of the Company or one of its Subsidiaries (an "Employee"), and any other similar agreement between an Employee and the Company entered into after the date hereof (including any such agreement entered into by an Employee upon the exercise of any options on Common Stock).

          "Participation Right" shall have the meaning set forth in Section 4.5.

          "Person" shall mean any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

          "Piggy-Back Shares" shall mean the Blackstone Piggy-Back Shares, the Chemical Piggy-Back Shares and the shares of Common Stock described in clause
(c) of Section 3.2(c).

          "Public Offering" shall mean the sale of shares of Common Stock to the
public  pursuant  to  an  effective   registration  statement  filed  under  the
Securities Act.

          "Recapitalization Agreement" shall mean the Recapitalization and Stock Purchase and Sale Agreement, dated as of November 14, 1994, among Union Carbide, Mitsubishi Corporation, Acquisition (as defined therein) and the Company.

          "Recapitalization Closing" shall mean January 26, 1995.

          "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with Section 3.1, 3.2 or 3.3, including, without limitation, (i) all SEC and securities exchange or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Common Stock), (iii) all printing and related messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of one counsel, other than the Company's counsel, selected by the Stockholders of a majority of the shares of Common Stock being registered, to represent all Stockholders of the shares of Common Stock being registered in connection with each registration under any of such Sections (it being understood that any Stockholder may, at its own expense, retain separate counsel to represent it in connection with such registration), and (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, and the reasonable fees and expenses of any special experts retained in connection with such registration, but excluding underwriting discounts and commissions and transfer stamp, or similar taxes, if any.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

          "Stockholder" shall mean Blackstone or Chemical or any of their successors or assigns who becomes a party hereto and who agrees in writing to be bound by the provisions of this Agreement.

          "Subsidiary" shall mean any corporation (i) of which the Company owns, directly or indirectly or through one or more subsidiaries, securities having a majority of the ordinary voting power to elect the board of directors of such corporation or (ii) which is a 50%-owned affiliate of the Company on the date hereof.

          "Tagging Stockholder" shall have the meaning set forth in Section 2.6.

          "Third Party" shall have the meaning set forth in Section 2.5.

          "Transfer" shall mean any transfer, gift, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition (whether for or without consideration and whether voluntary or involuntary or by operation of law) of any shares of Common Stock or any interest therein.

          "Transferring Stockholder" shall have the meaning set forth in Section 2.6.

          1.2 Other Definitional Provisions; Interpretation. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.

          (b) The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          SECTION 2.  TRANSFERS

          2.1 Limitations on Transfer. (a) Each Stockholder hereby agrees and acknowledges that, except for Transfers effected pursuant to an effective registration statement filed under the Securities Act and in compliance with this Agreement, no Transfer shall occur unless the Company has been furnished with an opinion in form and substance reasonably satisfactory to the Company of counsel reasonably satisfactory to the Company that such Transfer is exempt from the provisions of Section 5 under the Securities Act.

          (b) Each Stockholder hereby agrees that, except for Transfers in connection with a Public Offering, Transfers pursuant to Rule 144 under the Securities Act and Transfers pursuant to Section 2.5 and 2.6, no Transfer shall occur unless the transferee shall agree to become a party to, and be bound to the same extent (and entitled to the same benefits (other than the provisions of Section 4.3 in respect of transferees of Chemical)) as its transferor by the terms of, this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Section 2.1, in the case of a Transfer by Chemical other than pursuant to a Public Offering, pursuant to Rule 144 under the Securities Act or pursuant to Section 2.6, any transferee of Chemical that receives less than 10% of the shares of Common Stock held by Chemical immediately prior to such Transfer shall be bound only by Sections 2.1, 2.3, 2.4, 3.3(a) and, on a pro rata basis based on the number of shares of Common Stock received by such transferee, Section 2.5.

          2.2 Transfers to Affiliates. Notwithstanding anything contained herein to the contrary, each Stockholder shall be entitled, from time to time, to Transfer any or all of the shares of Common Stock beneficially owned by it to any of its Affiliates who agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement. Any Transfer by a Stockholder or its Affiliates to any of their respective stockholders (or other equity owners) of any or all of the shares of Common Stock beneficially owned by them (including a distribution of such shares of Common Stock upon a liquidation of such Stockholder or any of its Affiliates or otherwise) shall be deemed to be a Transfer to Affiliates of such Stockholder for purposes of this Section 2.2.

          2.3 Effect of Void Transfers. In the event of any purported Transfer of any shares of Common Stock in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect and the Company shall not give effect to such Transfer.

          2.4 Legends. Notwithstanding anything to the contrary contained herein, the certificates representing shares of Common Stock held by the Stockholders currently bear the legend set forth in the Existing Stockholders Agreement and the Chemical Subscription Agreement, respectively, and shall continue to bear such legends and any certificates issued upon a Transfer thereof or in exchange therefor shall, except as otherwise required to give effect to transactions permitted or required by this Agreement, bear substantially similar legends.

          2.5 Blackstone Drag-Along Rights. So long as Blackstone owns a number of shares of Common Stock equal to at least one-third of the number of shares of Common Stock held by it immediately following the Recapitalization Closing (as adjusted for stock splits), if any of Blackstone or its Affiliates receives an offer from any Person other than an Affiliate of Blackstone (a "Third Party") to purchase 90% or more of the outstanding shares of Common Stock then owned by Blackstone and such offer is accepted by Blackstone, then Blackstone shall have the right to require Chemical to, and Chemical agrees that it will, transfer all (or if less than all of Blackstone's Common Stock is being sold, a percentage equivalent to the percentage thereof being sold by Blackstone) shares of Common Stock that Chemical owns to such Third Party on the terms of the offer (including the same per share consideration) so accepted by Blackstone.

          2.6 Chemical Tag-Along Rights. In the event that Blackstone proposes to Transfer (other than pursuant to Section 2.2) any of the shares of Common Stock owned by Blackstone (in such capacity, a "Transferring Stockholder"), then Blackstone shall have the obligation, and Chemical shall have the right, to require any proposed transferee of shares owned by Blackstone to purchase from Chemical (in such capacity, a "Tagging Stockholder") a number of shares of Common Stock not to exceed a number of shares equal to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of shares of Common Stock sought to be included in the contemplated Transfer by the Tagging Stockholder by (B) the aggregate number of shares of Common Stock sought to be included in the contemplated Transfer by the Transferring Stockholder, the Tagging Stockholder and any other Persons who are permitted to include shares of Common Stock in the contemplated Transfer pursuant to any of the Other Agreements (provided that for purposes of this clause (i) a Stockholder shall be deemed to have sought to include an amount equal to all of such Stockholder's shares of Common Stock if such amount exceeds the entire amount to be sold to the transferee in the contemplated Transfer), and (ii) the total number of shares of Common Stock proposed to be Transferred by the Transferring Stockholder to the transferee in the contemplated Transfer, and at the same price per share of Common Stock and upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Transferring Stockholder; provided, that in order to be entitled to exercise its right to sell shares of Common Stock to the proposed transferee pursuant to this Section 2.6, the Tagging Stockholder must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements as the Transferring Stockholder agrees to make in connection with the proposed Transfer of shares of Common Stock of the Transferring Stockholder; provided further, that all representations and warranties shall be made by the Tagging Stockholder severally and not jointly and that the liability of the Transferring Stockholder and the Tagging Stockholder (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of the Company shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis.

          SECTION 3.  REGISTRATION RIGHTS

          3.1 Blackstone Demand Registration. (a) Upon the written request from time to time of Blackstone and/or its Affiliates that hold Common Stock that the Company effect the registration under the Securities Act of all or part of the shares of Common Stock owned by Blackstone and/or its Affiliates, the Company will as expeditiously as reasonably practicable use its reasonable efforts to effect the registration under the Securities Act of such shares of Common Stock and cause such registration to remain effective for a period of not less than 120 days; provided, however, that the Company shall not be required to effect more than three registrations pursuant to this Section 3.1 during any fiscal year of the Company.

          (b) The obligations of the Company to use its reasonable efforts to cause shares of Common Stock to be registered under the Securities Act pursuant to this Section 3.1 are subject to the limitation that the Company shall be entitled to postpone for a reasonable period of time (not to exceed 90 days) the filing or effectiveness of, or suspend for a reasonable period of time the rights of Blackstone and/or its Affiliates to make sales pursuant to, any registration statement otherwise required to be prepared, filed and made and kept effective by it hereunder if there has been a determination made in good faith by the Board of Directors of the Company (the "Board"), in view of the advisability of deferring public disclosure of material corporate developments or other information, that to do so would be in the best interest of the Company at such time. The Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.1(a) by a number of days equal to the number of days in the period commencing on and including the date of suspension of the rights of Blackstone and/or its Affiliates to make sales pursuant to such registration statement and ending on the date sales can recommence.

          3.2 Piggy-Back Rights. (a) Each time the Company is planning to file a registration statement under the Securities Act in connection with the proposed offer and sale of Common Stock by the Company (other than in connection with an employee stock option, purchase, ownership or other plan or an acquisition, however structured, by the Company or its Subsidiaries of a business, product line, company or assets or properties), the Company shall give prompt written notice to Blackstone regarding Blackstone and its Affiliates' rights under this
Section 3.2, at least 30 days prior to the anticipated filing date of such registration statement. Upon the written request of Blackstone made within 20 days after the receipt of any such notice from the Company, which request shall specify the number of shares of Common Stock (the "Blackstone Piggy-Back Shares") then intended to be disposed of by Blackstone and/or its Affiliates in such offering, the Company will use its reasonable efforts to effect the registration under the Securities Act of all Blackstone Piggy-Back Shares which the Company has been so requested to register, to the extent required to permit the disposition of the Blackstone Piggy-Back Shares to be registered; provided, that if, at any time after giving written notice of its intention to register any Common Stock and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration, the Company may at its election give written notice of such determination to Blackstone and thereupon shall be relieved of its obligation to register any Blackstone Piggy-Back Shares in connection with such registration only.

          (b) If the Company plans to file a registration statement under the Securities Act in connection with the proposed offer and sale of Common Stock by Blackstone, the Company shall give prompt written notice to Chemical regarding Chemical's rights under this Section 3.2, at least 30 days prior to the anticipated filing date of such registration statement. Upon the written request of Chemical made within 20 days after the receipt of any such notice from the Company, which request shall specify the number of shares of Common Stock (the "Chemical Piggy-Back Shares") then intended to be disposed of by Chemical in such offering, the Company will use its reasonable efforts to effect the registration under the Securities Act of all Chemical Piggy-Back Shares which the Company has been so requested to register, to the extent required to permit the disposition of the Chemical Piggy-Back Shares to be registered; provided, that (i) if, at any time after giving written notice of its intention to register any Common Stock and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration, the Company may at its election give written notice of such determination to Chemical and thereupon shall be relieved of its obligation to register any Chemical Piggy-Back Shares in connection with such registration only and (ii) if such registration involves an underwritten offering, the holder of Chemical Piggy-Back Shares requesting to be included such registration must sell its shares to the underwriters on the same terms and conditions as apply to Blackstone.

          (c) If a registration pursuant to this Section 3.2 involves an underwritten offering and the managing underwriter or underwriters in good faith advise the Company in writing that, in their opinion, the number of shares of Common Stock which the Company, the holders of Piggy-Back Shares and any other Persons intend to include in such registration exceeds the largest number of shares of Common Stock which can be sold in such offering without having an adverse effect on such offering (including the price at which the shares of Common Stock can be sold or the aggregate number of shares of Common Stock that can be sold), then the Company will include in such registration (i) first, 100% of the shares of Common Stock the Company proposes to sell for its own account, if any, and (ii) second, to the extent that the number of shares of Common Stock which the Company proposes to sell is less than the number of shares of Common Stock which the Company has been advised can be sold in such offering without having an adverse effect referred to above, Piggy-Back Shares in an aggregate amount less than or equal to the balance of such number, which will be included in such offering on the basis of the relative percentage relationships of (a) the number of Chemical Piggy-Back Shares, (b) the number of Blackstone Piggy-Back Shares and (c) the number of shares of Common Stock sought to be included by any other Persons who are permitted to include shares of Common Stock in such offering pursuant to any of the Other Agreements.

          3.3   Other Registration-Related Matters.

          (a) Each Stockholder agrees that, if any shares of Common Stock are offered in an underwritten Public Offering pursuant to an effective registration statement under the Securities Act (other than a registration statement relating to an employee stock option, purchase, ownership or other benefit plan of the Company), it shall not, without the prior written consent of the Company, effect any sales of Common Stock during the 14 days prior to, or the 90 day period beginning on, the effective date of that registration statement (whether
pursuant  to  Section  3.1  or  3.2  or  otherwise,   except  as  part  of  such
registration) if and to the extent reasonably requested in writing (with reasonable prior notice) by the managing underwriter of such underwritten Public Offering.

          (b) The Company agrees not to effect any sales of Common Stock during the 14 days prior to, and the 90 day period beginning on, the effective date of any registration statement in which any Stockholder is selling shares of Common Stock in an underwritten Public Offering (other than shares of Common Stock being sold by the Company in such Public Offering), if and to the extent reasonably requested in writing (with reasonable prior notice) by the managing underwriter of the underwritten Public Offering.

          (c) The Company may require any Person that is selling shares of Common Stock in a Public Offering pursuant to Section 3.1 or 3.2 to furnish to the Company such information regarding such Person and the intended distribution of such shares of Common Stock which are included in such Public Offering as may from time to time reasonably be requested in writing in order to comply with the Securities Act.

          (d) The Company will pay all Registration Expenses in connection with each registration of Common Stock pursuant to this Section 3, regardless of whether such registration becomes effective, and the Stockholders shall pay all underwriting discounts and commissions and stamp, transfer and other taxes, if any, relating to the sale or disposition of shares of Common Stock owned by such Stockholder pursuant to any registration effected pursuant to this Section 3.

          3.4   Indemnification.

          (a) Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section
3.1 or 3.2, the Company hereby indemnifies and holds harmless, and agrees that in any underwriting agreement entered into in connection with such registration it will indemnify and hold harmless, to the extent permitted by law, each
Stockholder of Common Stock covered by such registration statement, each Affiliate of such Stockholder and their respective directors, officers and general and limited partners (and the directors, officers, affiliates and controlling Persons thereof), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Stockholder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or in any amendment or supplement thereto, in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party for use in the preparation thereof; and provided, further, that the Company will not be liable to any Person who participates as an underwriter in the offering or sale of such securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, under the indemnity agreement in this Section 3.4, with respect to any preliminary prospectus, final prospectus or final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling Person results from the fact that such underwriter sold such securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such Stockholder.

          (b) Indemnification by the Stockholders and Underwriters. The Company may require, as a condition to including any Common Stock in any registration statement filed in accordance with Section 3, that the Company shall have received an undertaking reasonably satisfactory to it from the selling stockholder of such Common Stock or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.4(a), except that the indemnification obligation of Blackstone entities shall be several and not joint and the indemnification obligation of the underwriters shall be several and not joint) the Company and all other selling stockholders, as the case may be, and any of their respective affiliates, directors, officers and controlling Persons, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information with respect to such selling stockholder or underwriter furnished to the Company by such selling stockholder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the selling stockholders, or any of their respective affiliates, directors, officers or controlling Persons, and shall survive the transfer of such securities by such selling stockholder. The liability of any Stockholder for any indemnification under this Section 3.4 shall be limited to an amount equal to the net proceeds (after deducting any underwriters' commission or discount) received by such Stockholder in connection with the sale of shares of Common Stock pursuant to such registration statement.

          (c) Notices of Claims, Etc. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3.4, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of such Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under such Sections 3.4(a) or 3.4 (b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action or proceeding is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment a conflict of interest between the indemnified and indemnifying parties may exist in respect of the claim to which such action or proceeding relates and separate counsel is not employed as described below, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party's reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties (and not more than one separate firm of local counsel at any time for all such indemnified parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified parties of a release from all liability in respect of such claim or litigation. An indemnifying party shall not be liable for any settlement of any action, proceeding or claim effected without its prior written consent, which shall not be unreasonably withheld.

          (d) Other Indemnification. Indemnification similar to that specified in this Section 3.4 (with appropriate modifications) shall be given by the Company and each Stockholder with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

          (e) Contribution. If recovery is not available under the foregoing indemnification provisions of this Section 3.4 for any reason other than as expressly specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering (taking into account the portion of the proceeds realized by each), the parties' relative fault in connection with the statements or omissions which resulted in losses, claims, damages or liabilities, including the parties' knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any misstatement or omission and any other equitable considerations appropriate under the circumstances.

          (f) Non-Exclusivity. The obligations of the parties under this Section
3.4 shall be in addition to any liability which any party may otherwise have to any other party. If the underwriting agreement relating to any offering covered by this Section 3.4 provides for indemnification and contribution of the type described in this Section 3.4, then such provisions shall supersede and replace this Section 3.4 (other than this subsection 3.4(f)) insofar as it relates to such offering.

          SECTION 4.   OTHER AGREEMENTS

          4.1 Affiliate Transactions. The Company shall not, and shall cause its Subsidiaries not to, enter into any transaction with Blackstone or any of its Affiliates unless such transaction (i) is contemplated under this Agreement or the Recapitalization Agreement or any other documents delivered in connection herewith or therewith or (ii) is reasonable and customary in light of industry practice with regard to portfolio companies owned by Persons such as Blackstone and its Affiliates. Without limiting the foregoing, it is hereby acknowledged that the Company and its Subsidiaries have paid and will continue to pay a monitoring fee of $1 million per year to an Affiliate of Blackstone and that such payment is reasonable and customary in light of industry practice with regard to portfolio companies owned by Persons such as Blackstone and its Affiliates.

          4.2 Voting Agreement. So long as Chemical owns any of the shares of Common Stock owned by it on the date hereof, Chemical and its transferees agree to permit Blackstone Capital Partners II Merchant Banking Fund L.P. to vote all of the shares of Common Stock held by Chemical and its transferees at any time and from time to time. Chemical has previously executed an irrevocable proxy in favor of Blackstone Capital Partners II Merchant Banking Fund L.P. and its successors and assigns with respect to all of the shares of Common Stock held by it, which proxy remains in full force and effect. To the extent that such irrevocable proxy ceases to be in full force and effect, Chemical and its transferees agree to vote all of their shares of Common Stock in the manner that Blackstone votes its shares of Common Stock from time to time on all matters presented to stockholders of the Company for vote; provided, that Blackstone notifies Chemical regarding how it will vote its shares of Common Stock.

          4.3 Board Observer. The Company agrees that Chemical has the right, which right shall continue as long as this Agreement is in effect, to designate in a writing delivered to the Company one individual who is a representative of Chemical to be an observer (an "Observer") at meetings of the Board. Each such designation will contain the address of the Observer. The Observer will have the right to receive notice of and attend and participate in discussions at each regular and special meeting of the Board and will be entitled to receive at the same time they are provided to the directors of the Company copies of any information concerning the Company that is provided to each of the directors with respect to such meetings, provided that such Observer acknowledges and agrees that he will be bound to satisfy the same duties and obligations of loyalty and confidentiality with respect to such information that the directors must satisfy. The Observer will be reimbursed for out-of-pocket expenses under the same terms and in the same amounts as provided to the directors. The Observer will have no voting rights with respect to the Board or any other rights relating thereto not expressly set forth above. Notwithstanding anything else to the contrary contained herein, the rights pursuant to this Section 4.3 shall inure solely to the benefit of Chemical (and not any Transferees with respect to any of its shares of Common Stock). Upon the Transfer by Chemical to any Transferee of a majority of the shares of Common Stock it acquired at the time of the Recapitalization Closing, the rights pursuant to this Section 4.3 and Section 4.4 shall automatically terminate.

          4.4  Financial  Information.   The  Company  shall  provide  customary
financial information to Chemical on a periodic basis, including quarterly financial statements and annual budgets.

          4.5 Chemical Participation Rights. So long as this Agreement shall remain in effect, Chemical has the right, upon any issuance by the Company (an "Issuance") of additional shares of Common Stock to Blackstone, to receive prior to such Issuance to Blackstone notification in writing of the proposed Issuance to Blackstone and has the right (the "Participation Right") to subscribe for and purchase additional shares of Common Stock at the same price and upon the same terms and conditions as those to be issued in the Issuance to Blackstone such that, immediately after giving effect to the Issuance to Blackstone and exercise of the Participation Right, the shares of Common Stock owned by Chemical and its Affiliates (rounded to the nearest whole share) shall represent the same percentage of the aggregate number of shares of Common Stock outstanding on a fully diluted basis as was owned by Chemical and its Affiliates immediately prior to the Issuance to Blackstone.

          (b) The Participation Right may be exercised by Chemical at any time by written notice to the Company within 15 days after the date on which Chemical receives notice from the Company of the proposed Issuance to Blackstone, and the closing of the purchase and sale pursuant to the exercise of the Participation Right shall occur at least 30 days after the Company receives notice of the exercise of the Participation Right and prior to or concurrently with the closing of the Issuance to Blackstone. Notwithstanding the foregoing, the Participation Right shall not apply to (1) any Issuance to all holders of shares of Common Stock on a pro rata basis or (2) any Issuance pursuant to a Public Offering.

          SECTION 5.  MISCELLANEOUS

          5.1 Additional Securities Subject to Agreement. Each Stockholder agrees that any other shares of Common Stock which it shall have acquired during the period from the Recapitalization Closing to the date hereof, and which it shall hereafter acquire, by means of a stock split, stock dividend, distribution or otherwise (other than pursuant to a Public Offering) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof. If any Stockholder is issued any warrants, rights, calls, options or other securities exchangeable or exercisable for or convertible into Common Stock, the parties agree to amend this Agreement to the extent necessary to reflect such issuance in a manner consistent with the terms and conditions hereof.

          5.2 Termination. All rights and obligations of Blackstone contained in this Agreement (other than Sections 2.1 through 2.4 and except to the extent set forth in Section 2.5 and Section 4.2) shall terminate, and thereby become null and void, on the earliest date on which Blackstone and its Affiliates do not collectively own in the aggregate a number of shares of Common Stock equal to one third of the shares of Common Stock outstanding immediately following the Recapitalization Closing (in each case, as adjusted for stock splits); provided, that the rights and obligations of Blackstone contained in Section 3 shall survive until such time as neither Blackstone nor its respective Affiliates own any of the shares of Common Stock owned by them on the date hereof; and provided further, that the rights of Blackstone pursuant to Section 3.1 may not be exercised if the shares of Common Stock to be sold by Blackstone and its Affiliates pursuant to Section 3.1 have a market value (based on the most recent closing share price of Common Stock available as of such time) of less than $10,000,000. All rights and obligations of Chemical contained in Sections 2.5 and 3 shall terminate simultaneously with the termination of Blackstone's rights and obligations thereunder and all other rights and obligations of Chemical shall remain in full force and effect until Chemical or its transferees cease to own any of the shares of Common Stock owned by it on the date hereof, notwithstanding any prior termination of the rights and obligations of Blackstone hereunder.

          5.3 Injunctive Relief. Each party acknowledges and agrees that a violation of any of the terms of this Agreement will cause another party irreparable injury for which adequate remedy at law is not available.
Accordingly, it is agreed that each party shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

          5.4 Other Stockholders' Agreements. No Stockholder shall enter into any stockholder agreement or other arrangement of any kind with any Person with respect to shares of Common Stock, and no Stockholder has previously entered into such an agreement that remains in full force and effect as of the date hereof, which is inconsistent with the provisions of this Agreement or which may impair its ability to comply with this Agreement.

          5.5 Replacement of Chemical Subscription Agreement. This Agreement replaces the Chemical Subscription Agreement, except that the representations and warranties of Chemical and the Company contained in Section 3 thereof shall remain in full force and effect and shall be incorporated herein by reference.

          5.6 Amendments. This Agreement may be amended only by a written instrument signed by each of Blackstone and Chemical so long as each (or any of its respective Affiliates and transferees) owns Common Stock covered by this Agreement and provided that any amendment which adversely affects the Company or imposes an additional obligation on the Company must be approved in writing by the Company.

          5.7 Successors, Assigns and Transferees. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and transferees (except for Transfers in connection with a Public Offering or Transfer pursuant to Rule 144 under the Securities act and subject to the provisions set forth elsewhere herein). Such assigns and transferees shall have full rights to enforce and seek legal and other remedies in respect of breaches of this Agreement as if a party so long as they first agree in writing to become a party and be bound to the same extent hereby as their transferor; provided, that if Blackstone transfers a portion of its Common Stock to a transferee which is entitled to rights of the transferor hereunder, then such transferee shall exercise such rights as a single group with that transferor and its Affiliates.

          5.8 Notices. All notices, requests and demands to or upon the respective parties must be in writing (including by telecopy) to be effective and, unless otherwise expressly provided herein, if in writing, shall be deemed to have been duly given or made when delivered by hand, or two days after being delivered to a recognized courier (whose stated terms of delivery are three days or less to the destination of such notice) or, in the case of telecopy notice, when received, addressed as follows or to such other address as may hereafter be provided in writing to all of the parties:

     When the Company is the intended recipient:

          UCAR International Inc.
          39 Old Ridgebury Road
          Danbury, Connecticut  06817
          Attention:     President
          Telecopy No:   (203) 207-7785

     When Blackstone is the intended recipient:

          Blackstone Capital Partners II Merchant
            Banking Fund L.P.
          Blackstone Offshore Capital Partners II L.P.
          Blackstone Family Investment Partnership II L.P.
            c/o Blackstone Management Associates II L.L.C.
            345 Park Avenue
            New York, NY  10154
            Attention:    David Stockman
            Telecopy:     (212) 754-8704

     When Chemical is the intended recipient: To the address or telecopy as shown on the stock register of the Company.

          5.9 Integration. This Agreement and the documents referred to herein, or delivered pursuant hereto, contain the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

          5.10 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties shall be enforceable to the fullest extent permitted by law.

          5.11 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          5.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. The parties executing this Agreement hereby agree to submit to the non-exclusive jurisdiction of the federal and state courts located in the State of New York in any action or proceeding arising out of or relating to this Agreement.

          IN WITNESS WHEREOF, each of the undersigned has executed this Amended and Restated Stockholders' Agreement or caused this Amended and Restated Stockholders' Agreement to be executed on its behalf as of the date first written above.


                           BLACKSTONE CAPITAL PARTNERS II
                             MERCHANT BANKING FUND L.P.
                           BLACKSTONE OFFSHORE CAPITAL PARTNERS
                             II L.P.
                           BLACKSTONE FAMILY INVESTMENT
                               PARTNERSHIP II L.P.

                           By:  Blackstone Management Associates
                             II L.L.C., general partner

                                By:/s/ Howard A. Lipson
                                   Name: Howard A. Lipson
                                   Title:  Member

                           CHEMICAL EQUITY ASSOCIATES,
                            a California Limited Partnership

                                By: Chemical Venture Partners

                                By:/s/ Brian J. Richmand
                                   Name: Brian J. Richmand
                                   Title:  General Partner

                           UCAR INTERNATIONAL INC.

                                By:/s/ Peter B. Mancino
                                   Name: Peter B. Mancino
                                   Title: Vice President